DEFA14A

PROXY STATEMENT PURSUANT TO SECTION 14 (a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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            The Dreyfus/Laurel Funds, Inc.

-          Dreyfus Core Equity Fund

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DREYFUS CORE EQUITY FUND
c/o The Dreyfus Corporation
200 Park Avenue
New York, NY 10166

IMPORTANT PROPOSAL AFFECTING YOUR FUND

May 31, 2018

Name 1
Name 2
Address 3
Address 4

Dear Shareholder:

By now, you have received several pieces of correspondence over the last month regarding an important initiative to merge Dreyfus Core Equity Fund (the “Fund”) with and into Dreyfus Worldwide Growth Fund (the “Acquiring Fund”). The proposed merger is expected to offer Fund shareholders certain benefits, including a lower total annual expense ratio.

It is important to note that we cannot go ahead with the proposed merger without receiving the required vote to approve this initiative. To date, we have received votes from over 30% of the Fund’s outstanding shares with a very significant amount (over 90%) voted in favor. For you to receive the benefits expected to result from the merger, at least 50% of the

Fund’s outstanding shares voting in favor is required.

WHAT IS NEEDED?

While the merger offers many expected benefits to Fund shareholders, the merger cannot be implemented without obtaining the required approval from Fund shareholders. Accordingly, your vote is crucial in order to complete this merger.

THE SHAREHOLDER MEETING WILL BE HELD ON WEDNESDAY, JUNE 6, 2018 AND YOUR VOTE IS NEEDED!

AT THIS POINT, YOUR VOTE HAS NOT BEEN RECEIVED, SO PLEASE ACT ON THIS MATTER TODAY AND VOTE. AS THE SHAREHOLDER MEETING MAY BE ADJOURNED, PLEASE VOTE AS SOON AS POSSSIBLE, BEFORE OR AFTER JUNE 6TH.To do so, simply call the number below between the hours of 9:00 am and 10:00 pm Monday to Friday, and Saturday from 10:00 am to 6 pm Eastern Time. Please reference your Shareholder ID found below.

During the call, there is no confidential information required and will only take a few moments of your time. Also, you can call the same phone number if you would like more detail on the proposed merger, its potential benefits, and the voting process, or refer to the Prospectus/Proxy Statement previously sent to you. If you would like to view the statement electronically you can find it use https://im.bnymellon.com/proxymaterials.

We greatly appreciate your consideration.

Bradley J. Skapyak
President
THE DREYFUS/LAUREL FUNDS, INC.